Exhibit 1

Press Releases December 12, 2023 Choice Hotels Completes Radisson Hotels Americas Integration Just 16 Months After Acquisition Download December 12, 2023 Choice Hotels Launches Exchange Offer to Acquire All Outstanding Shares of Wyndham Hotels & Resorts Download December 12, 2023 Choice Hotels Calls on Wyndham Hotels & Resorts to Engage in Discussions Download December 12, 2023 Choice Hotels Proposes to Acquire Wyndham Hotels & resorts for $90.00 per Share in Cash-and-Stock Transaction Download